Exhibit 10.1

Execution Copy

STOCK PURCHASE AGREEMENT

by and between

GLASSBRIDGE ENTERPRISES, INC.

and

TACORA CAPITAL, LP

September 25, 2023

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Table of Contents continued

Exhibits

Exhibit A	Disclosure Schedules
Exhibit B	Certificate of Designation, Preferences and Rights of the Preferred Stock
Exhibit C	Series 1 Restricted Stock Unit Award Agreement
Exhibit D	Series 2 Restricted Stock Unit Award Agreement
Exhibit E	Form of Equity Incentive Plan
Exhibit F	Form of Indemnification Agreement

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STOCK PURCHASE AGREEMENT

Stock Purchase Agreement dated as of September 25, 2023 (this “Agreement”), by and between GlassBridge Enterprises, Inc., a Delaware corporation (“Company”), and Tacora Capital, LP, a Delaware limited partnership (“Buyer”). All capitalized terms used but not otherwise defined herein have the meanings set forth or referenced in Article 1.

RECITALS

WHEREAS, Company is a Delaware corporation the Common Stock of which was publicly traded on the OTCQB (also known as “The Venture Market”) until May 21, 2021, at which time the OTC Markets moved the Common Stock to Pink;

WHEREAS, Company desires to issue and sell to Buyer and Buyer desires to purchase and accept from Company shares of Common Stock, shares of Preferred Stock, Series 1 RSUs and Series 2 RSUs, all in accordance with the terms and conditions set forth herein; and

WHEREAS, in addition to the acquisition of the securities described above, on the date hereof, Buyer and Company are entering into the Term Loan and Security Agreement (the “Term Loan Agreement”) and related documents (collectively with the Term Loan Agreement, the “Loan Documents”), pursuant to which Buyer is providing Company with a seven (7) year senior secured loan (the “Loan”) in the amount of Two Million Dollars ($2,000,000) (the “Loan Amount”).

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referenced in this Section 1.1.

“Action” means any litigation (in law or in equity), claim, charge, complaint, demand, action, lawsuit, arbitration, proceeding, mediation, or investigation or inquiry (whether formal or informal) by or against any Person before any Governmental Authority, arbitrator or mediator.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Agreement” means this Agreement, including the Exhibits and Schedules attached hereto.

“Ancillary Agreements” means the Loan Documents, the Equity Incentive Plan, the Certificate of Designation, the Series 1 Restricted Stock Unit Award Agreement, the Series 2 Restricted Stock Unit Award Agreement, the Indemnification Agreement and any other agreements, documents or certificates executed and delivered in connection herewith or in connection with the extension of the Loan.

“Approved Transaction” has the meaning specified in the Term Loan Agreement.

“Bankruptcy and Equity Exceptions” has the meaning specified in Section 4.2.

“Basket” has the meaning specified in Section 7.6(a).

“Board” means the Board of Directors of Company.

“Bring-Down Representations” has the meaning set forth in Section 3.3(a)(iii).

“Business” means the business of Company and the Subsidiaries as conducted on the date hereof.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.

“Buyer” has the meaning specified in the preamble to this Agreement.

“Buyer Cap” has the meaning set forth in Section 7.6(c).

“Buyer Indemnified Parties” has the meaning specified in Section 7.2.

“Buyer Material Adverse Effect” means any effect, event, condition, occurrence, fact, variation, development, circumstance or change that, individually or collectively with any one or more other effects, events, conditions, occurrences, facts, variations, developments, circumstances or changes, has or would reasonably be expected to have a material adverse effect on (a) the business, operations, prospects, assets, liabilities, results of operations or condition (financial or otherwise) of Buyer or (b) the ability of the Buyer to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which Buyer is or will be a party (assuming that Company then has the ability to consummate such transactions), provided that, for purposes of this Agreement, a Buyer Material Adverse Effect shall not include any such effect, event, condition, occurrence, fact, variation, development, circumstance or change to the extent resulting from (i) changes to the private structured solutions market, regardless of the industry; (ii) any action taken by Company; (iii) general economic, regulatory or political conditions or changes in the United States or internationally, including with respect to financial, banking or securities markets; (iv) military action or acts of terrorism; (v) pandemics (including COVID-19 and any variant thereof, any other pandemic or endemic, or any action taken by any Governmental Authority or Law related thereto), or (vi) changes in Law that become effective after the date hereof, provided, however, that, in the case of any such general exception described in any of clauses (i) through (vi), such exception does not affect Buyer in a materially disproportionately adverse manner relative to other participants in the industry in which Buyer engages.

“Called Shares” has the meaning specified in Section 3.4(c).

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“Caps” has the meaning specified in Section 7.6(c).

“Certificate of Designation” means the Certificate of Designation, Preferences and Rights in the form attached hereto as Exhibit B.

“Charter Documents” means any corporate, partnership or limited liability company organizational or constitutional documents, including certificates or articles of incorporation, articles or memorandum of association, bylaws, certificates of formation, operating agreements, shareholders’ agreements, limited liability company agreements, certificates of limited partnership and partnership agreements, as applicable.

“Code” means the Internal Revenue Code of 1986.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.01, of the Company.

“Company” has the meaning specified in the preamble to this Agreement.

“Company Benefit Plans” has the meaning specified in Section 4.15(a).

“Company Cap” has the meaning set forth in Section 7.6(c).

“Company Indemnified Parties” has the meaning specified in Section 7.3.

“Company Material Adverse Effect” means any effect, event, condition, occurrence, fact, variation, development, circumstance or change that, individually or collectively with any one or more other effects, events, conditions, occurrences, facts, variations, developments, circumstances or changes, has or would reasonably be expected to have a material adverse effect on (a) the Business, operations, prospects, assets, liabilities, results of operations or condition (financial or otherwise) of Company or (b) the ability of Company to consummate the transactions contemplated by this Agreement or any Ancillary Agreement to which Company is or will be a party (assuming that Buyer then has the ability consummate such transactions); provided that, for purposes of this Agreement, a Company Material Adverse Effect shall not include any such effect, event, condition, occurrence, fact, variation, development, circumstance or change only to the extent resulting from (i) changes to the asset management industry generally; (ii) general economic, regulatory or political conditions or changes in the United States or internationally, including with respect to financial, banking or securities markets; (iii) any action taken by Buyer; (iv) military action or acts of terrorism; (v) pandemics (including COVID-19 and any variant thereof, any other pandemic or endemic or any action taken by any Governmental Authority or Law related thereto) or (vi) changes in Law that become effective after the date hereof, provided, however, that, in the case of any such general exception described in any of clauses (i) through (vi), such exception does not affect Company in a materially disproportionately adverse manner relative to other participants in the industry in which Company engages.

“Company Representations” has the meaning specified in Section 4.20(a).

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“Contract” means any contract, agreement, commitment, arrangement, or undertaking, oral or written, including all exhibits, schedules, attachments and amendments or supplements thereto.

“Control” means, as to any Person, the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled by” and “under Common Control with” shall have correlative meanings.

“Disclosure Schedule” means the disclosure schedules dated as of the date hereof provided by Company to Buyer in connection with the execution and delivery of this Agreement, a copy of which is attached hereto as Exhibit A.

“Encumbrance” means any lien, adverse claim, charge, judgment, imposition, levy, attachment, license, security interest, security agreement, financing statement, mortgage, deed of trust, encroachment, pledge, easement, restrictive covenant, right of first refusal, right-of-way, conditional sale or other title retention agreement, option, preemptive right, defect in title or other adverse claims or restrictions of a similar nature.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Incentive Plan” means that certain Equity Incentive Plan, substantially in the form attached hereto as Exhibit E, to be adopted by Company on or before the Initial Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of a Person means any other Person which, together with such Person, is required to be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fundamental Representation” means (a) with respect to Company, each of the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authority), Section 4.5 (Capital Structure), Section 4.6 (Subsidiaries), Section 4.10 (Taxes) and Section 4.16 (No Brokers); and (b) with respect to Buyer, each of the representations and warranties set forth in Section 5.1 (Organization of Buyer), Section 5.2 (Authority) and Section 5.6 (No Brokers).

“Funding Termination Notice” has the meaning specified in Section 6.1.

“GAAP” means United States generally accepted accounting principles, as in effect at the time to which the related reference to such principles pertains.

“Governmental Authority” means any United States federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body, board, department, instrumentality or commission, self-regulatory organization or any court, tribunal or judicial or arbitral body.

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“Indemnification Agreement” means an Indemnification Agreement between Company and each Tacora Director in substantially the form attached hereto as Exhibit F.

“Indemnified Party” has the meaning specified in Section 7.4(a).

“Indemnifying Party” has the meaning specified in Section 7.4(a).

“Initial Closing” has the meaning specified in Section 2.2.

“Initial Closing Date” has the meaning specified in Section 2.2.

“Initial Closing Purchase Price” has the meaning specified in Section 2.1(b).

“Initial Closing Purchased Securities” has the meaning specified in Section 2.1(a).

“Initial Purchased Preferred Shares” has the meaning specified in Section 2.1(a).

“Initial Purchased RSUs” has the meaning specified in Section 2.1(a).

“Initial Purchased Series 1 RSUs” has the meaning specified in Section 2.1(a).

“Initial Purchased Series 2 RSUs” has the meaning specified in Section 2.1(a).

“IRS” means the United States Internal Revenue Service.

“Knowledge of Company” or “Company’s Knowledge” means the actual knowledge of Alex Spiro, Joseph De Perio, Robert Searing, Robert Torricelli, Daniel Strauss and Francis Ruchalski and the knowledge any such individual would have obtained upon due inquiry concerning the existence of the relevant fact or matter.

“Law” means any order, law, statute, regulation, rule, ordinance, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by, or any stipulation or requirement of, or binding Contract with, any Governmental Authority.

“Loan” has the meaning set forth in the Recitals.

“Loan Amount” has the meaning set forth in the Recitals.

“Loan Documents” has the meaning specified in the Recitals.

“Losses” means all losses, damages, costs, expenses, liabilities, obligations and claims of any kind, including (a) expenses (including costs of investigation and defense of any claim, proceeding or other Action, and the reasonable fees and charges of attorneys, accountants and other experts and consultants); (b) fines, penalties, judgments, payments in settlement of a claim, Action or proceeding or made in compliance with any judicial order; and (c) payments made and costs incurred under indemnification obligations to other Persons, and other costs and payments (including the expenses of enforcing indemnification rights asserted under this Agreement); provided, however, that “Losses” shall not include (i) any indirect, consequential or punitive losses, damages, costs, obligations or claims except to the extent actually awarded by a court of competent jurisdiction in connection with a Third Party Claim; or (ii) any losses, damages, costs, obligations or claims based on lost profits or diminution of value.

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“Loss Carryovers” has the meaning set forth in Section 4.10(e).

“Material Contract” has the meaning specified in Section 4.13(a).

“Order” means any order, writ, injunction, judgement, ruling or decree of any Governmental Authority, arbitrator or mediator and any settlement or compliance agreement entered into in connection with any Action.

“Parties” means the parties to this Agreement.

“Payoff Letter” means the payoff letter from Gazellek Holdings I, LLC to Company, which Payoff Letter includes a full release of any and all security interests in Company’s and each Subsidiary’s assets and is in form and substance reasonably acceptable to Buyer.

“Per Preferred Share Price” has the meaning specified in Section 3.1(a).

“Per RSU Price” has the meaning specified in Section 3.1(a).

“Permitted Encumbrances” means (a) Encumbrances for Taxes and related charges and assessments by Governmental Authorities that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics and materialmen and other like Encumbrances arising in the ordinary course of business for sums not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and (c) other Encumbrances on or imperfections to property that do not materially detract from the value of or materially impair the existing or proposed use of the property affected by such Encumbrance or imperfection.

“Person” means any natural person, corporation, general or limited partnership, company, limited liability company, joint venture, limited liability partnership, firm, trust, estate, Governmental Authority or other legal entity.

“Preferred Stock” means the Series B Preferred Stock, par value $0.01, of the Company, having the privileges, rights and preferences described on the Certificate of Designation.

“Purchase Election Consideration” has the meaning specified in Section 3.4(a).

“Purchase Election Notice” has the meaning specified in Section 3.4(a).

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“Purchased Common Shares” has the meaning specified in Section 2.1(a).

“Purchased Securities” has the meaning specified in Section 3.2(b).

“Remaining Securities” has the meaning specified in Section 3.1.

“SEC Reports” has the meaning specified in Section 4.7(a).

“Securities Act” means the Securities Act of 1933.

“Series 1 RSUs” means the Series 1 Restricted Stock Units of Company having the terms and entitlements described in the Series 1 Restricted Stock Unit Award Agreement attached hereto as Exhibit C.

“Series 2 RSUs” means the Series 2 Restricted Stock Units of Company having the terms and entitlements described in the Series 2 Restricted Stock Unit Award Agreement attached hereto as Exhibit D.

“Subsequent Closing” has the meaning specified in Section 3.2(a).

“Subsequent Closing Consideration” has the meaning specified in Section 3.2(b).

“Subsequent Closing Date” has the meaning specified in Section 3.2(a).

“Subsequent Closing Purchased Securities” has the meaning specified in Section 3.2(b).

“Subsidiary” means, with respect to any Person, any other Person (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, (b) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, by such Person or (c) that is, as of such date, otherwise Controlled by such Person. Unless otherwise expressly stated, when used in this Agreement, the term “Subsidiary” shall refer to a Subsidiary of the Company.

“Tacora Director” has the meaning specified in Section 6.2(a).

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, administration or imposition of Taxes.

“Tax Return” means any return, report or similar statement provided or required to be provided with respect to any Tax (including any attached schedules), including any information return, amended return or declaration of estimated Tax.

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“Taxes” means any and all taxes of any kind, including all (a) federal, state, local, provincial, territorial and foreign taxes, or similar assessments, charges, duties, fees, levies or other amounts of any kind whatsoever that are in the nature of a tax, including all income, franchise, profits, capital gains, capital stock, built-in gains, transfer, sales, use, occupation, property, excise, escheat and unclaimed property, severance, windfall profits, stamp, stamp duty reserve, license, payroll (including withholding, FICA (both employer and employee portions) and FUTA), withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, disability, health care, registration and other taxes, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect thereto, (b) transferee or other secondary liabilities for the payment of any amount of a type described in clause (a) above and (c) liabilities for the payment of any amount of a type described in clause (a) or clause (b) immediately above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group for any period, operation of Law, or any contractual or other obligation to indemnify or otherwise assume or succeed to the liabilities of any other Person.

“Term Loan Agreement” has the meaning specified in the Recitals.

“Third Party Claim” has the meaning specified in Section 7.4(b).

“Trading Day” means a day on which the OTC Market is open for trading.

“Treasury Regulations” means the Tax regulations as set forth in the United States Code of Federal Regulations in effect from time to time and interpretations issued by the IRS pursuant to the Code or such regulations.

Section 1.2 Interpretation and Construction. Unless the context otherwise requires, for purposes of this Agreement, the following rules of interpretation and construction:

(a) The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”.

(b) The words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement.

(c) The word “or” is used in the inclusive sense of “and/or” unless otherwise specified;

(d) References to (i) Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) a Contract, instrument or other document means such Contract, instrument or other document as amended, modified or restated from time to time; (iii) a Law means such Law as amended from time to time, including any successor legislation thereto and the rules and regulations promulgated thereunder, in each case through the date of this Agreement.

(e) The Exhibits and Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

(f) Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a substantive part of or otherwise to affect the meaning or interpretation of this Agreement.

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The Parties acknowledge and agree that each of them is sophisticated and has negotiated and reviewed the terms of this Agreement, assisted by such legal counsel as they deemed appropriate, and contributed to its revisions. The Parties further agree that, in light of the foregoing, the rule of construction that any ambiguities are resolved against the drafting party shall not apply. any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by the Parties.

ARTICLE 2
PURCHASE AND SALE; INITIAL CLOSING

Section 2.1 Purchase and Sale of the Initial Closing Purchased Securities; Consideration

(a) Subject to the terms and conditions of, and in reliance upon the representations, warranties and covenants contained in, this Agreement, on the Initial Closing Date, (i) Company shall issue, sell and deliver to Buyer or its designee (A) 7,578 newly issued or treasury shares of Common Stock, such that, after the issuance thereof and the redemption of shares of Common Stock provided for in Section 6.4, Buyer will own approximately thirty percent (30%) of the issued and outstanding Common Stock (the “Purchased Common Shares”); (B) 13,725 shares of Preferred Stock (the “Initial Purchased Preferred Shares”); (C) 7,500 Series 1 RSUs (the “Initial Purchased Series 1 RSUs”); and (D) 15,000 Series 2 RSUs (the “Initial Purchased Series 2 RSUs”, and together with the Initial Purchased Series 1 RSUs, the “Initial Purchased RSUs” and the Initial Purchased RSUs, together with the Purchased Common Shares and the Initial Purchased Preferred Shares, the “Initial Closing Purchased Securities”), all of which shall be issued free and clear of any Encumbrances (except for restrictions on transfer under the Securities Act and applicable state securities Laws), and (ii) Buyer shall purchase and accept from Company all of the Initial Closing Purchased Securities for the consideration described in Section 2.1(b).

(b) The aggregate consideration for the Initial Closing Purchased Securities shall be Fifteen Million Fifty Thousand Dollars ($15,050,000) (the “Initial Closing Purchase Price”), which includes (i) One Million Two Hundred Fifty Thousand Dollars ($1,250,000) in consideration for the Purchased Common Shares, (ii) Thirteen Million Seven Hundred Twenty-Five Thousand Dollars ($13,725,000) in consideration for the Initial Purchased Preferred Shares and (iii) Seventy-Five Thousand Dollars ($75,000) in consideration for the Initial Purchased RSUs. At the Initial Closing, Buyer shall pay the Initial Closing Purchase Price by wire transfer of immediately available funds to the account or accounts designated by Company at least two (2) Business Days prior to the Initial Closing Date.

Section 2.2 Initial Closing; Pre-Closing Action. The closing of the transactions contemplated by Section 2.1 (the “Initial Closing”) shall be consummated on the date hereof or on such later date as the Parties may agree in writing (such date, the “Initial Closing Date”), remotely via exchange of documents and signatures by means of electronic mail or other electronic transmission at 10:00 a.m. Eastern Time on such date. On or before the Initial Closing, Company shall have adopted and filed with the Secretary of State of the State of Delaware the Certificate of Designation.

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Section 2.3 Initial Closing Deliveries.

(a) At the Initial Closing, Company shall execute, issue and deliver (as applicable) to Buyer:

(i) evidence reasonably satisfactory to Buyer of the issuance to Buyer of the Initial Closing Purchased Securities and the Initial Purchased RSUs (which evidence shall, in the case of the Initial Closing Purchased Securities, confirm the issuance thereof in book entry form, and, in the case of the Initial Purchased RSUs, shall be the execution and delivery of the Series 1 Restricted Stock Unit Award Agreement and the Series 2 Restricted Stock Unit Award Agreement);

(ii) a certificate of an authorized officer of Company, given by such officer on behalf of Company, certifying as true and correct as of the Initial Closing Date, copies attached thereto of Company’s Charter Documents and resolutions of the Board approving the execution, delivery and performance of this Agreement and each Ancillary Agreement to which Company is or will be a party and the consummation of the transactions contemplated by this Agreement to take place at the Initial Closing;

(iii) a certificate dated as of a date not more than five (5) days prior to the Initial Closing Date as to the good standing and subsistence of Company, issued by the Secretary of State of Delaware;

(iv) a certificate of an authorized officer of Company certifying that Company’s representations and warranties set forth in Article 4 are true and correct as of the Initial Closing Date and that Company has performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Company on or before the Initial Closing;

(v) an Indemnification Agreement between Company and each Tacora Director, duly executed by the Company;

(vi) evidence reasonably satisfactory to Buyer that Company has adopted the Equity Incentive Plan;

(vii) evidence reasonably satisfactory to Buyer that the Tacora Directors have been appointed to the Board and that two (2) other members of the Board have resigned;

(viii) the Payoff Letter, duly executed by Gazellek Holdings I, LLC;

(ix) a duly completed and executed IRS Form W-9 of the Company; and

(x) the Loan Documents, duly executed by Company.

(b) At the Initial Closing, Buyer shall deliver to Company:

(i) the Initial Closing Purchase Price in accordance with Section 2.1(b);

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(ii) the Loan Documents, duly executed by Buyer, and the Loan Amount in accordance with Section 6.3;

(iii) an Indemnification Agreement between Company and each Tacora Director, duly executed by each Tacora Director;

(iv) a duly completed and executed IRS Form W-9 of Buyer;

(v) certified copies of Buyer’s (A) Charter Documents and (B) resolutions of the general partner of Buyer approving the execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is or will be a party and the consummation of the transactions contemplated by this Agreement to take place at the Initial Closing; and

(vi) a certificate of an authorized officer of Buyer certifying that Buyer’s representations and warranties set forth in Article 5 are true and correct as of the Initial Closing Date and that Buyer has performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Buyer on or before the Initial Closing.

(c) As soon as practicable following the Initial Closing (and in any event within ten (10) Business Days thereafter), Company shall deliver to Buyer an opinion from Mayer Brown LLP, tax counsel for Company, in a form reasonably acceptable to Buyer.

ARTICLE 3
PURCHASE AND SALE; SUBSEQUENT CLOSINGS; ADDITIONAL PURCHASE RIGHT

Section 3.1 Purchase and Sale of Remaining Preferred Shares and RSUs; Approved Transactions. Subject to the terms and conditions in this Agreement and Section 14 of the Term Loan Agreement, from time to time after the Initial Closing, Buyer shall purchase from Company, and Company shall issue, sell and deliver to Buyer, the remaining 32,775 shares of Preferred Stock, 17,500 Series 1 RSUs and 35,000 Series 2 RSUs (collectively, the “Remaining Securities”), in each case free and clear of any Encumbrances (other than transfer restrictions under the Securities Act and applicable state securities Laws), for a price per share of Preferred Stock equal to One Thousand Dollars ($1,000) (the “Per Preferred Share Price”) and a price per one Series 1 RSU and one Series 2 RSU equal to approximately Three Dollars and Thirty-Three Cents ($3.33) (the “Per RSU Price”), or, assuming the purchase of all Remaining Securities, an aggregate of Thirty-Two Million Seven Hundred Seventy-Five Thousand Dollars ($32,775,000) for the remaining shares of Preferred Stock and One Hundred Seventy-Five Thousand Dollars ($175,000) in consideration for the remaining RSUs. Such securities shall be purchased in such amounts, on such dates and in accordance with the provisions set forth below in this Article 3.

Section 3.2 Closing of Approved Transactions; Subsequent Closings.

(a) The closings of the transactions contemplated by Section 3.1 (each, a “Subsequent Closing”, and the date thereof, a “Subsequent Closing Date”) shall be consummated simultaneously with the closing of each Approved Transaction, or at such other time and place as Company and Buyer may agree in writing, remotely via exchange of documents and signatures by means of electronic mail or other electronic transmission at 10:00 a.m. Eastern Time on such date.

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(b) At least ten (10) Business Days prior to a Subsequent Closing Date, Company shall deliver to Buyer a written statement setting forth the aggregate amount of consideration to be paid by Company for the Approved Transaction, plus an amount equal to Company’s out-of-pocket costs and expenses (including reasonable legal and other professional fees and expenses incurred in connection therewith, which legal and other professional fees and expenses shall not exceed for any individual Approved Transaction One Hundred Thousand Dollars ($100,000)) (collectively, the “Subsequent Closing Consideration”). At each Subsequent Closing, Buyer shall deliver to Company an amount equal to the Subsequent Closing Consideration in consideration for, and Company shall issue and deliver to Buyer, a pro rata portion of the Remaining Securities (the “Subsequent Closing Purchased Securities”; and, together with the Initial Closing Purchased Securities, the “Purchased Securities”); provided that Buyer shall not be obligated to fund more than an aggregate of Thirty-Two Million Two Hundred Thousand Dollars ($32,200,000) for all Approved Transactions.

Section 3.3 Subsequent Closing Deliveries.

(a) At each Subsequent Closing, Company shall execute, issue and deliver (as applicable) to Buyer:

(i) evidence reasonably satisfactory to Buyer of the issuance to Buyer of the Subsequent Closing Purchased Securities and the applicable RSUs;

(ii) a certificate of an authorized officer, given by such officer on behalf of Company, certifying as true and correct as of the Subsequent Closing Date copies attached thereto of Company’s (A) Charter Documents and (B) resolutions of the Board approving (1) the Approved Transaction and the execution, delivery and performance of documents related thereto and (2) the consummation of the transactions contemplated by this Agreement to take place at such Subsequent Closing; and

(iii) a certificate of an authorized officer of Company certifying that Company’s representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.10 (other than 4.10(e)) and 4.11 (the “Bring-Down Representations”) are true and correct as of such Subsequent Closing Date and that Company has performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Company on or before such Subsequent Closing.

(b) At each Subsequent Closing, Buyer shall execute, as applicable, and deliver, or cause to be delivered, to Company:

(i) the Subsequent Closing Consideration by wire transfer of immediately available funds to the account or accounts designated by Company at least two (2) Business Days prior to the applicable Subsequent Closing Date;

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(ii) certified copies of Buyer’s (A) Charter Documents and (B) resolutions of the board of directors of Buyer approving the consummation of the transactions contemplated by this Agreement to take place at such Subsequent Closing; and

(iii) a certificate of an authorized officer of Buyer certifying that Buyer’s representations and warranties set forth in Sections 5.1, 5.2 and 5.3 are true and correct as of such Subsequent Closing Date and that Buyer has performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Buyer on or before such Subsequent Closing.

Section 3.4 Additional Right to Purchase Remaining Securities.

(a) Notwithstanding anything to the contrary expressed or implied in this Agreement, at any time after the Initial Closing but prior to the delivery to Buyer of a Funding Termination Notice, Buyer may, by written notice to Company (a “Purchase Election Notice”), elect to purchase all, but not less than all, of the Remaining Securities for aggregate consideration (the “Purchase Election Consideration”) equal to the sum of (i) the product of (A) the Per Preferred Share Price multiplied by (B) the aggregate number of remaining shares of Preferred Stock plus (ii) the product of (A) the Per RSU Price multiplied by (B) the aggregate number of remaining Series 1 RSUs and Series 2 RSUs.

(b) The Subsequent Closing of the purchase and sale and issuance of the Remaining Securities pursuant to this Section 3.4 shall take place within five (5) Business Days after the delivery of the Purchase Election Notice to Company remotely via the exchange of documents and signature by means of electronic transmission. At the closing, Company shall issue and deliver to Buyer the Remaining Securities and Buyer shall pay to Company, by wire transfer of immediately available funds, an amount equal to the Purchase Election Consideration.

(c) Notwithstanding Section 6.4, the Company shall set aside and use the Purchase Election Consideration solely to consummate, from time to time, one or more Approved Transactions approved following the date of the Subsequent Closing pursuant to Section 3.4(b). In the event Buyer delivers a Purchase Election Notice and purchases the Remaining Securities pursuant to this Section 3.4, Buyer hereby waives all dividends that would otherwise accrue pursuant to Section 2(A) of the Certificate of Designation on the shares of Series B Preferred Stock (such shares, the “Called Shares”) included in such Remaining Securities for the period beginning on the date of such Subsequent Closing and ending on the date on which the applicable Approved Transaction funded by the Purchase Election Consideration is consummated; provided that, if less than all of the Purchase Election Consideration is utilized for an Approved Transaction, such waiver shall cease only with respect to the actual number of Called Shares attributable to the Purchase Election Consideration so utilized based on the Per Preferred Share Price and the waiver shall remain effective with respect to all other Called Shares until the closing of the next Approved Transaction. In addition, for purposes of Section 2(A) of the Certificate of Designation and the determination of the Dividend Increase Date (as defined therein) thereunder, Buyer and Company hereby agree that all shares of Series B Preferred Stock available for issuance to Buyer under this Agreement shall be deemed to have been issued only after the waiver of dividends accruing with respect to all of the Called Shares has lapsed pursuant to this Section 3.4(c).

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ARTICLE 4
COMPANY REPRESENTATIONS AND WARRANTIES

Except as set forth in a corresponding schedule of the Disclosure Schedule (if applicable), Company hereby represents and warrants to Buyer that the statements set forth in this Article 4 are true and correct as of the date hereof. For purposes of the representations and warranties in this Article 4 (other than those in Sections 4.2, 4.5, 4.6, 4.7, and 4.3), the term the “Company” shall include Company’s Subsidiaries, unless otherwise noted herein.

Section 4.1 Organization. Company is duly formed, validly existing and in good standing under the laws of the State of Delaware (or with respect to any Subsidiary the laws of the jurisdiction in which it is organized of formed), with the right, power and authority to conduct its respective business as it is being conducted and to own, lease or use its assets and to carry on its businesses as now being conducted. Company is duly qualified to do business and in good standing under the laws of each jurisdiction that requires such qualification, except where the failure to be so qualified would not result in or reasonably be expected to result in a Company Material Adverse Effect.

Section 4.2 Authority. Company has full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Company of this Agreement and the Ancillary Agreements to which it is or will be a party, the performance of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Company, and, assuming the due authorization, execution and delivery hereof by Buyer, this Agreement constitutes a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exceptions”).

Section 4.3 No Conflict. None of the execution and delivery by Company of this Agreement or any of the Ancillary Agreements to which it is or will be a party, the consummation of any of the transactions contemplated hereby or thereby or compliance with the terms, conditions and provisions hereof or thereof will (a) result in the violation of any provision of any Charter Documents of Company; (b) result in a breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material Contract to which Company or any Subsidiary is a party; (iii) result in the violation of any Order or Law applicable to Company or any Subsidiary; or (d) result in the creation or imposition of any Encumbrance on any assets or properties of Company or any Subsidiary, except for Permitted Encumbrances and Encumbrances arising under the Loan Documents.

Section 4.4 Consents and Approvals. Except as set forth on Schedule 4.4, none of the execution, delivery or performance by Company of this Agreement or any Ancillary Agreement to which it is or will be a party, the consummation of any of the transactions contemplated hereby or thereby or compliance with the terms, conditions and provisions hereof or thereof require on the part of Company any filing or registration with, notification or application to, or receipt of any authorization, consent, wavier, approval, license, authorization, permit or approval of, any Governmental Authority (except for filings required under applicable federal or state securities Laws).

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Section 4.5 Capital Structure.

(a) As of the date hereof and immediately prior to the Initial Closing (i) 50,000 shares of Common Stock are authorized, 25,170 of which have been validly issued and are outstanding; and (ii) 200,000 shares of preferred stock, par value $0.01, are authorized, of which 5,000 are designated as Series A Preferred Stock and, upon the filing of the Certificate of Designation, 100,000 will be designated as Series B Preferred Stock. As of the date hereof and immediately prior to the Initial Closing, no shares of Series A Preferred Stock or Series B Preferred Stock have been issued. Company’s Common Stock is registered under Section 12(g) of the Securities Act and, until May 21, 2021, was traded on the OTCQB under the symbol “GLAE”. On May 21, 2021, OTC Markets moved the Common Stock from the OTCQB market to Pink.

(b) All of the issued and outstanding shares of Common Stock have been duly authorized, were issued in compliance with applicable Law, and are validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights of any Person. All outstanding shares of Common Stock are held free and clear of any restrictions on transfer.

(c) The shares of Common Stock being issued and sold hereunder are being sold pursuant to Section 4(a)(2) and Rule 506 under the Securities Act. Assuming the accuracy of the representations of Buyer in Article 5, the Purchased Securities will be issued in compliance with all applicable federal and state securities laws. Upon the issuance of the Purchased Securities to Buyer pursuant to this Agreement, the Purchased Common Shares and Purchased Preferred Shares will be validly issued, fully paid and nonassessable, and Buyer will acquire the Purchased Securities free and clear of all Encumbrances (other than restrictions on transfer under the Securities Act and applicable state securities Laws).

Section 4.6 Subsidiaries. Each of Company’s Subsidiaries is identified, including the name, jurisdiction of organization and ownership percentage of Company therein, in Schedule 4.6. Other than the Subsidiaries, Company does not, directly or indirectly, own or hold (of record or beneficially) or have the right to acquire any Equity Interests in any corporation, limited liability company, partnership, joint venture or other Person. All of the Equity Interests of each of Company’s Controlled Subsidiaries and, to Company’s Knowledge, in each other Subsidiary have been validly issued, are fully paid and nonassessable and are owned by Company in the amounts specified in Schedule 4.6, free and clear of all Encumbrances (other than restrictions on transfer under the Securities Act and applicable state securities Laws). Except for the Subsidiaries identified in Schedule 4.6, neither Company nor any Subsidiary owns or has any Equity Interests in any other Person.

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Section 4.7 SEC Reports; Financial Statements; Absence of Undisclosed Liabilities.

(a) Except as set forth on Schedule 4.7, Company has filed all reports, schedules, forms, statements and other documents required to be filed by Company under the Securities Act and the Exchange Act for the two (2) years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, collectively, the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements of Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(c) Since December 31, 2022, (i) there has been no event, occurrence or development that has had or would reasonably be expected to result in a Company Material Adverse Effect, (ii) Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the financial statements included in the SEC Reports pursuant to GAAP or disclosed in filings made with the Commission, (iii) Company has not altered its method of accounting, (iv) Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans.

(d) Except for the issuance of the Common Stock, the Preferred Stock and the RSUs contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists with respect to Company or its Subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition that would be required to be disclosed by Company under the Securities Act or the Exchange Act as of the date hereof that has not been publicly disclosed at least one (1) Trading Day prior to the date hereof.

Section 4.8 Compliance. Each of Company and each Subsidiary is conducting its Business in compliance in all material respects with all applicable Laws.

Section 4.9 Permits. Each of Company and each Subsidiary possesses all certificates, licenses, authorizations and permits issued by the appropriate Governmental Authorities necessary to conduct the Business, except where the failure to possess such permits would not reasonably be expected to result in a Company Material Adverse Effect, and neither Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such permit.

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Section 4.10 Taxes.

(a) Each of Company and each Subsidiary has (i) timely filed all Tax Returns required to be filed in each jurisdiction to which it is subject, (ii) timely paid all Taxes and other governmental assessments and charges that are material in amount shown or determined to be due on such Tax Returns and (iii) set aside on its books provision reasonably adequate for the payment of all material Taxes for periods subsequent to the periods to which such Tax Returns apply. There are no liens for Taxes against any assets of Company or any Subsidiary.

(b) There is no examination, audit or administrative or judicial proceeding in progress, pending, proposed or, to Company’s Knowledge, threatened against or with respect to Company or any Subsidiary (or in respect of the income or assets of Company or any Subsidiary) in respect of any Taxes or Tax Returns. No issue has been raised in writing by any Tax Authority in any examination of Company or any Subsidiary that, if raised by such Tax Authority with respect to the same or substantially similar facts arising in any other Tax period not so examined, would reasonably be expected to result in a deficiency for such other period, if upheld. No claim has been made in writing to Company or any Subsidiary by any Tax Authority in a jurisdiction where Company or any Subsidiary does not pay Tax or file Tax Returns that Company or a Subsidiary is or may be subject to Tax in such jurisdiction or that a Tax Return must be filed by or on behalf of Company or a Subsidiary in such jurisdiction.

(c) No waiver or extension of the statute of limitations or any extension of time with respect to a Tax assessment, reassessment or deficiency has been given with respect to any amount of Taxes of Company or any Subsidiary or any Tax Return of Company or any Subsidiary, which period (after giving effect to such extension or waiver) has not yet expired.

(d) Neither Company nor any Subsidiary owns any assets that constitute “United States real property interests” within the meaning of Section 897(c) of the Code and the regulations promulgated thereunder.

(e) (i) The federal income tax attributes of Company include net operating loss carryovers and capital loss carryovers, within the meaning of Sections 172 and 1212 of the Code, respectively (collectively, the “Loss Carryovers”), in the aggregate amount of at least Three Hundred Seventy-Five Million Dollars ($375,000,000): (ii) no portion of any net operating loss carryovers will expire within the next five (5) years, and no election has been made to waive Loss Carryovers to avoid a reduction of Tax basis in stock of Subsidiaries; (iii) Company possesses a Tax basis for U.S. federal (and the applicable state, local or foreign) income Tax purposes in the stock of its Subsidiaries that in the aggregate is in excess of the fair market value of such stock by at least Two Hundred Million Dollars ($200,000,000); (iv) there is no limitation on the utilization of the tax attributes of Company or its Subsidiaries, including its Loss Carryovers, under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law); and (v) Schedule 4.10(e) sets forth the amount of the tax attributes of Company and its Subsidiaries other than Loss Carryovers, including any unused investment or other credit or unused foreign tax credit, as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby). Neither the Company nor its Subsidiaries will be limited in its use of its Loss Carryovers and other Tax attributes under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law) as a result of any of the transactions contemplated by this Agreement or any Ancillary Agreement.

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(f) The Board has not granted any waivers to any shareholders of Company under, or determined that any shareholders of Company are exempt from, the 382 Rights Agreement dated as of December 1, 2021.

Section 4.11 No Litigation. Except as set forth on Schedule 4.11, there is no material Action pending or, to Company’s Knowledge, threatened by or against Company or any Subsidiary. None of the Actions set forth on Schedule 4.11 adversely affects or challenges the legality, validity or enforceability of this Agreement or any Ancillary Agreement. Neither Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and, to Company’s Knowledge, there is not pending or contemplated, any investigation by the Commission involving Company or any current or former director or officer of Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Company or any Subsidiary under the Exchange Act or the Securities Act. There are no outstanding Orders and no unsatisfied judgments, penalties or awards against or affecting Company or any Subsidiary or any of their respective properties or assets.

Section 4.12 Title to and Sufficiency of Assets. Each of Company and each Subsidiary has good and marketable title to, or a valid leasehold interest in, all real property and personal property and other assets reflected in the most recent financial statements included in the SEC Reports or acquired after March 31, 2023, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since such date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances, other than Permitted Encumbrances. Neither Company nor any Subsidiary owns any real property. Any real property and facilities held under lease by Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases, and Company and the Subsidiaries are in compliance with the terms of all such leases.

Section 4.13 Contracts.

(a) Each Contract to which Company or any Subsidiary is a party or by which Company or any Subsidiary is bound or to which any of their respective properties and assets are subject (i) having a dollar value or commitment of Five Hundred Thousand Dollars ($500,000) or more annually or (ii) that contains any covenant limiting the right of Company to engage in any line of business or to compete (geographically or otherwise) with any Person, granting any exclusive rights to make, sell or distribute Company’s products, granting any “most favored nations” or similar rights or otherwise prohibiting or limiting the right of Company to make, sell or distribute any products or services (each, a “Material Contract”) is identified on Schedule 4.13.

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(b) Each Material Contract is valid and binding on Company or the applicable Subsidiary in accordance with its terms and is in full force and effect. Neither Company or the applicable Subsidiary nor, to Company’s Knowledge, any other party to a Material Contract is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred with respect to Company or the applicable Subsidiary that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract have been made available to Buyer.

Section 4.14 Labor Matters.

(a) Each of Company and each Subsidiary is in compliance with all applicable Laws pertaining to the current and former employees, independent contractors and other service providers of Company or such Subsidiary with respect to labor, employment, terms and conditions of employment, wages, hours, collective bargaining, discrimination, harassment, retaliation, classification of employees and independent contractors, classification as “exempt” and “non-exempt”, civil rights, pay equity, safety and health, immigration, workers’ compensation, and the collection and payment of withholding or social security taxes and any similar tax, including the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act (and any local, state or foreign Laws that would require advance notice of any such actions to employees, labor unions, works councils or Governmental Authorities), and each other applicable federal, state or local Law relating to labor or employment except in any instance when non-compliance would not have or be reasonably likely to have a Company Material Adverse Effect.

(b) No labor dispute exists or, to the Knowledge of Company, is imminent with respect to any of the employees of Company. None of Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with Company or such Subsidiary, and neither Company nor any of its Subsidiaries is a party to a collective bargaining agreement. To Company’s Knowledge, no executive officer of Company or any Subsidiary is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement with Company or a Subsidiary, or any Contract in favor of any third party, and the continued employment of each such executive officer does not subject Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(c) To Company’s Knowledge, no executive-level employee (including division director and vice president-level positions) has present plans to terminate his employment with Company. Company does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of Company is terminable at the will of the Company. Except as set forth in Schedule 4.14 or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Schedule 4.14, Company has no policy, practice, plan or program of paying severance pay in connection with the termination of employment services.

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(d) There has not been, and there is not pending or, to the Knowledge of Company, threatened any Action concerning any current or former employee of Company alleging any unlawful, illegal, fraudulent or deceptive conduct, harassment, discrimination, or other acts of a similar nature that would reasonably be expected to bring Company into public contempt, ridicule or disrepute or be materially injurious to the business, reputation or finances of Company, or otherwise have or be reasonably likely to have a Company Material Adverse Effect.

(e) Neither Company nor any ERISA Affiliate is, or has been, a party to or bound by any collective bargaining, works council, employee representative or other similar Contract with any labor union, works council or representative of any employee group, nor is any such similar Contract being negotiated by Company or ERISA Affiliate. Company has no Knowledge of any union organizing, election or other activities made or threatened at any time within the past three (3) years by or on behalf of any union, works council, employee representative or other labor organization or group of employees with respect to any employees of Company. There is no union, works council, employee representative or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.

Section 4.15 Benefit Plans.

(a) Schedule 4.15(a) sets forth a true and complete list of each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, change in control, deferred compensation, performance awards, stock or stock-related options or awards, pension, retirement benefits, profit-sharing, savings, disability benefits, medical insurance, dental insurance, health insurance, life insurance, death benefit, other insurance, welfare benefits, cafeteria or flexible spending benefits, vacation, unemployment compensation, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, but not limited to, any “employee benefit plan” as defined in Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by Company or a Subsidiary for the benefit of any current or former employee, director, advisor, contractor or consultant (or their respective beneficiaries), or for which either Company or a Subsidiary has any liability (the “Company Benefit Plans”).

(b) Each Company Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws. Each Company Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the Knowledge of Company, no facts or circumstances exist that could adversely affect such qualification. Other than routine claims for benefits payable in the ordinary course, no liens, lawsuits or complaints to or by any Person or Governmental Authority have been filed against any Company Benefit Plan or either Company or, to the Knowledge of Company, against any other Person and, to the Knowledge of Company, no such lien, lawsuit or complaint is contemplated or threatened with respect to any Company Benefit Plan. No Company Benefit Plan is under, and Company has not received any notice of, an audit or investigation by any Governmental Authority, and no such completed audit or investigation, if any, has resulted in the imposition of any Tax or penalty on either Company. No Company Benefit Plan is subject to the Law of any jurisdiction outside of the United States.

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(c) Neither of Company nor any ERISA Affiliate of Company maintains, contributes or has any liability, whether absolute or contingent, with respect to, or has ever maintained, contributed or had any liability, whether absolute or contingent, with respect to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, that is or has been (i) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (ii) maintained by more than one employer within the meaning of Section 413(c) of the Code; (iii) subject to Section 4063 or 4064 of ERISA; (iv) a “multiemployer plan,” as defined in Section 3(37) of ERISA; (v) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (vi) a “pension plan,” as defined in Section 3(2) of ERISA, that is not intended to be qualified under Section 401(a) of the Code.

(d) No non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or is reasonably expected to occur with respect to any Company Benefit Plan.

Section 4.16 No Brokers. Neither Company nor any Person acting on its behalf has engaged any broker, finder or other intermediary or Person in connection with the transactions contemplated by this Agreement.

Section 4.17 Transactions with Related Parties. No Affiliate of Company or any Subsidiary nor any present and former director, trustee, manager, officer, member, shareholder or partner thereof, (a) has any interest in any of Company’s or its Subsidiaries’ assets or (b) is a party to any Contract, transaction or other business relationship with Company or any such Subsidiary (other than ordinary course employment arrangements and Company Benefit Plans in connection with such ordinary course employment arrangements).

Section 4.18 Books and Records; Controls and Procedures. The minute books and stock record books of Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices.

Section 4.19 Insurance. Company has valid and effective insurance policies with the carriers named and providing the insurance coverage to Company and its Subsidiaries set forth on Schedule 4.20, which insurance coverage is reasonable and customary for the operation of the Business. All such insurance policies are in full force and effect, and Company has not received a notice of default, termination or intention not to renew or terminate with respect to any such insurance policies.

Section 4.20 Disclaimer of Other Representations.

(a) Except for the representations and warranties set forth in this Article 4, in any Ancillary Agreement to which Company is or will be a party or in any certificate to be delivered by or on behalf of Company under this Agreement (collectively, the “Company Representations”), Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including any representations or warranties as to the accuracy and completeness of any information regarding Company, the Business or the transactions contemplated by this Agreement.

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(b) Without limiting the generality of the foregoing, except for the Company Representations, none of Company, or any representative of Company or any of their respective employees, officers, directors, agents or securityholders has made or will be deemed to have made any representation or warranty in the materials relating to the Business that have been made available to Buyer, including due diligence materials, or in any presentation of the Business by the management of Company, Company or others in connection with the transactions contemplated by this Agreement. Any cost estimates, projections or other predictions, any data or any financial information included in any memoranda or offering materials or presentations made available by Company or its representatives are not and will not be deemed to be representations or warranties of Company.

ARTICLE 5
BUYER REPRESENTATIONS AND WARRANTIES

Buyer hereby represents and warrants to Company that the statements set forth in this Article 5 are true and correct as of the date hereof:

Section 5.1 Organization of Buyer. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite limited partnership power and authority to own or use its assets, to conduct its business and to perform all of its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party. Buyer is duly qualified to do business and is in good standing under the laws of each jurisdiction where the activities of Buyer in such jurisdiction require such qualification, except where the failure to be so qualified and in good standing would not have a Buyer Material Adverse Effect.

Section 5.2 Authority of Buyer. Buyer has limited partnership power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is or will be a party. Buyer’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party have been duly authorized and approved by Buyer’s general partner as required pursuant to its Charter Documents and do not require any further authorization or consent of its limited partners. This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Company) is the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, and each of the Ancillary Agreements to which Buyer is or will be a party has been duly authorized by Buyer, and, upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by each of the other parties thereto) a legal, valid and binding obligation of such Buyer, enforceable against Buyer in accordance with its terms, in each case, subject to the Bankruptcy and Equity Exceptions.

Section 5.3 No Conflict. None of the execution and delivery by Buyer of this Agreement or of any of the Ancillary Agreements to which Buyer is or will be a party, the consummation by Buyer of any of the transactions contemplated hereby or thereby or compliance by Buyer with the terms, conditions and provisions hereof or thereof will result in the violation of (a) any provision of any Charter Documents of Buyer; or (b) any Order or Law applicable to Buyer (or any of its assets or properties).

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Section 5.4 Consents and Approvals. None of the execution, delivery or performance by Buyer of this Agreement or of any of the Ancillary Agreements to which it is or will be a party, the consummation by Buyer of any of the transactions contemplated hereby or thereby or compliance by Buyer with the terms, conditions and provisions hereof or thereof will require on the part of Buyer any filing or registration with, notification or application to, or receipt of any authorization, consent, wavier, approval, license, authorization, permit or approval of, any Governmental Authority (except for filings required under applicable federal and state securities Laws).

Section 5.5 Litigation. There is no pending or, to the knowledge of Buyer, threatened Action against Buyer or any of its Affiliates, directors, officers or employees that would reasonably expected, individually or in the aggregate, to result in a Buyer Material Adverse Effect or that involves any challenge to, or seeks damages or other relief in connection with this Agreement or the transactions contemplated hereby.

Section 5.6 No Brokers. Neither Buyer nor any Person acting on its behalf has engaged any broker, finder or other intermediary or Person in connection with the transactions contemplated by this Agreement.

Section 5.7 Financial Ability. Buyer has sufficient available funds to satisfy, among other things, the obligation to pay (a) the Initial Closing Purchase Price and the Subsequent Closing Consideration, each when due, and (b) all expenses payable by Buyer in connection with the transactions contemplated hereby.

Section 5.8 Solvency. Buyer is able to pay its debts as they become due and owns property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities).

Section 5.9 Sophisticated Purchaser; Investment Intent.

(a) Buyer is a sophisticated Person and its decision to purchase the Purchased Securities is based upon Buyer’s own independent experience, knowledge, due diligence and evaluation of the transactions contemplated by this Agreement and consultations with such investment, legal, tax, accounting and other advisers as Buyer deemed necessary.

(b) Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and is able to financially bear the risks of loss of its entire investment in the Purchased Securities issuable to it hereunder.

(c) Buyer is acquiring the Purchased Securities solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Purchased Securities may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

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Section 5.10 No Other Company Representations or Warranties; Disclaimer of Other Representations.

(a) Buyer acknowledges that (i) it has been permitted access to the books and records, documents, facilities, equipment, Contract obligations, insurance policies (or summaries thereof) and other properties and assets of Company that it has desired or requested to see or review and (ii) it has had the opportunity to meet with officers and employees of Company to discuss the business of Company. Buyer acknowledges that, except for the Company Representations, (A) none of Company or its representatives or any other Person has made any representation or warranty, express or implied, as to Company or the accuracy or completeness of any information regarding Company furnished or made available to Buyer and (B) Buyer has not relied on any representation or warranty from, or omission or failure to make any statement by, Company or any other Person in determining to enter into this Agreement.

(b) Except for the representations and warranties set forth in this Article 5, in any Ancillary Agreement to which Buyer is or will be a party or in any certificate to be delivered by or on behalf of Buyer under this Agreement, Buyer expressly disclaims any representations or warranties of any kind or nature, express or implied.

ARTICLE 6
ADDITIONAL AGREEMENTS

Section 6.1 Preferred Stock Funding Termination; Issuance of RSUs. At any time after the Initial Closing, Company may, by written notice to Buyer (the “Funding Termination Notice”), determine that it will not require the funding of any additional Approved Transactions and, accordingly, will not issue any additional shares of Preferred Stock to Buyer; provided that, (a) promptly upon the issuance of a Funding Termination Notice, Company shall issue to Buyer (i) a number of Series 1 RSUs equal to Twenty-Five Thousand (25,000) minus the number of Series 1 RSUs previously issued to Buyer and (ii) a number of Series 2 RSUs equal to Fifty Thousand (50,000) minus the number of Series 2 RSUs previously issued to Buyer, for which Buyer shall pay Company an amount equal to Two Hundred Fifty Thousand Dollars ($250,000) minus the aggregate amount previously paid by Buyer for Series 1 RSUs and Series 2 RSUs previously issued to Buyer; and (b) within thirty (30) days following the issuance of a Funding Termination Notice, any Called Shares the Purchase Election Consideration of which has not then been allocated to an Approved Transaction shall be redeemed by Company in accordance with Section 5 of the Certificate of Designation.

Section 6.2 Company Board of Directors.

(a) Immediately prior to, but effective as of, the Initial Closing, Company shall, and shall cause the Board to, take all actions necessary to: (i) increase the number of directors serving on the Board to five (5) individuals; (ii) cause two (2) members of the Board to resign their positions on the Board; (iii) appoint Daniel Strauss to serve on the Board; and (iv) appoint Keri Findley and Claire Councill (each such individual or any individual later designated by Buyer to replace any such individual, a “Tacora Director”) to serve on the Board.

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(b) As soon as reasonably practicable after the Initial Closing, but in no event more than thirty (30) days thereafter, Company shall take all action necessary to amend and restate its Certificate of Incorporation, in a form reasonably acceptable to Buyer, to provide, in addition to increasing the number of authorized shares of Common Stock as necessary to implement the Equity Incentive Plan, that (i) at all times that Buyer owns or controls at least fifty percent (50%) of the Purchased Common Stock, Buyer shall have the right to designate (including removing and replacing from time to time any Tacora Director then serving) two (2) individuals to serve on the Board, with the remaining three (3) individuals to be elected by a majority-in-interest of the holders of the Common Stock (other than Buyer), and (ii) the holders of Common Stock must vote their shares of Common Stock for the election of the individuals so designated by Buyer.

Section 6.3 Execution of Loan Documents; Funding of Loan. Simultaneously with the execution and delivery of this Agreement at the Initial Closing, Company and Buyer shall execute and deliver the Loan Documents and Buyer shall fund the Loan Amount in full by wire transfer of immediately available funds to the account or accounts identified in writing by Company at least two (2) Business Days prior to the Initial Closing Date.

Section 6.4 Use of Proceeds. Company shall use the Initial Closing Purchase Price and the Loan Amount to (a) on the Initial Closing Date, pay in full all amounts due and payable under the Term Loan and Security Agreement dated as of August 2, 2021 by and among Company, as borrower, the guarantors party thereto and Gazellek Holdings I, LLC, as Lender (which amount is Four Million Nine Thousand Eight Hundred Seventy-Six Dollars ($4,009,876) as of September 21, 2023); (b) redeem certain shares of outstanding Common Stock of Company; (c) extinguish existing liabilities, fund operations (including unpaid deferred compensation and consulting fees) and for working capital; and (d) as and when due and payable, pay the expenses incurred by Company in connection with the preparation, negotiation and consummation of the transactions contemplated by this Agreement.

Section 6.5 Loss Carryovers. Except in connection with the consummation of an Approved Transaction, Company shall not take any action that would reasonably be expected to reduce or restrict the availability of the Loss Carryovers or other Tax attributes under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law). Without the prior written consent of Buyer, the Board shall not terminate the 382 Rights Agreement dated as of December 1, 2021.

ARTICLE 7

INDEMNIFICATION

Section 7.1 Survival. The representations and warranties contained herein (other than the Fundamental Representations), along with all rights and remedies with respect to breaches thereof or inaccuracies therein, shall survive until the date that is eighteen (18) months after the Initial Closing Date; provided, however, that (i) the Fundamental Representations shall survive until the date that is sixty (60) days after the end of the applicable statute of limitations; and (ii) the covenants in this Agreement shall survive indefinitely or through the period of performance set forth therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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Section 7.2 Indemnification by Company. From and after the Initial Closing, subject to the limitations set forth in this Article 7, Company agrees to indemnify and hold Buyer and its Affiliates, and their respective directors, managers, officers, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”), harmless from and against any and all Losses paid, suffered or incurred by any Buyer Indemnified Party in connection with or arising from:

(a) any inaccuracy in or breach of any representation and warranty of Company contained in this Agreement or any Ancillary Agreement to which Company is a party; and

(b) any breach by Company of, or failure by Company to perform, any of its covenants or obligations contained in this Agreement or any Ancillary Agreement to which Company is a party.

Section 7.3 Indemnification by Buyer. From and after the Initial Closing, Buyer agrees to indemnify and hold Company and its Affiliates and their respective directors, managers, officers, employees, agents and representatives (the “Company Indemnified Parties”) harmless from and against any and all Losses incurred by any Company Indemnified Party in connection with or arising from:

(a) any breach of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement or any Ancillary Agreement to which Buyer is a party; and

(b) any breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations contained in this Agreement or any Ancillary Agreement to which Buyer is a party.

Section 7.4 Indemnification Procedures.

(a) Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall provide prompt written notice of such claim to the other party (the “Indemnifying Party”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that (i) the Indemnifying Party forfeits rights or defenses by reason of such failure or (ii) such failure or delay shall have adversely affected the Indemnifying Party’s ability to defend against, settle or satisfy any Third Party Claim for which the Indemnified Party is entitled to indemnification hereunder.

(b) In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement (a “Third Party Claim”), the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, which shall include Loeb & Loeb LLP on behalf of Company and Norton Rose Fulbright US LLP on behalf of Buyer. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its sole cost and expense. The Indemnifying Party shall not settle any Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third Person, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations in Article 8, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Third Party Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (i) the amount of the settlement offer that the Indemnified Party declined to accept plus the Losses of the Indemnified Party relating to such Third Party Claim actually incurred through the date of its rejection of the settlement offer or (ii) the aggregate Losses of the Indemnified Party with respect to such Third Party Claim. If the Indemnifying Party does not assume the defense of any such Third Party Claim, the Indemnified Party may, but shall not be obligated to, defend against such Third Party Claim in such manner as it may deem appropriate; provided that the Indemnified Party may not settle any such Third Party Claim without the prior written consent of the Indemnifying Party.

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(c) In the case of any assumption of a defense, negotiation or settlement of any Third Party Claim, each of the Parties agrees to reasonably cooperate and to cause its employees to cooperate with and assist the other Party in connection with such defense, negotiation or settlement and to make available to the other Party all witnesses, pertinent records, materials and information in such Party’s possession or under such Party’s control relating thereto as is reasonably required by the other Party; provided, however, that, prior to providing such records, materials and information, such other Party shall enter into a customary confidentiality agreement with respect thereto and use its best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the attorney-client and work-product privileges.

Section 7.5 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 7, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds to an account identified by the Indemnified Party. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Initial Closing Purchase Price allocable to the Purchased Common Shares.

Section 7.6 Limitations and other Matters Related to Indemnification.

(a) Any right of Buyer or any Buyer Indemnified Party to indemnification pursuant to Section 7.2(a) shall not apply to any Losses in respect of claims made pursuant to Section 7.2(a) until the aggregate amount of all such Losses in connection therewith exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the “Basket”), after which such indemnification obligations shall apply to all the aggregate Losses and not just amounts in excess of the Basket.

(b) Any right of Company or any Company Indemnified Party to indemnification pursuant to Section 7.3(a) shall not apply to any Losses in respect of claims made pursuant to Section 7.3(a) until the aggregate amount of all such Losses exceeds the Basket, after which such indemnification obligations shall apply to all the aggregate Losses and not just amounts in excess of the Basket.

(c) The maximum aggregate amount of Losses payable in respect of indemnification by Company pursuant to Section 7.2(a) shall equal the product of (i) fifteen percent (15%) multiplied by (ii) the sum of the Initial Closing Purchase Price plus 100% of the amount of any Subsequent Closing Consideration actually paid to Company (the “Company Cap”). The maximum aggregate amount of Losses payable in respect of indemnification by Buyer pursuant to Section 7.3(a) shall be Three Million Dollars ($3,000,000) (the “Buyer Cap”, and collectively with Company Cap, the “Caps”).

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(d) Notwithstanding anything to the contrary expressed or implied in this Section 7.6, neither the Basket nor the Caps shall apply in the case of (i) a breach by a Party of any of its covenants set forth in this Agreement, (ii) a breach by a Party of its Fundamental Representations or (iii) a Party’s fraud or willful misconduct; provided that the aggregate liability for Losses payable to the Buyer Indemnified Parties by Company or to Company Indemnified Parties by Buyer, as applicable, shall in no event exceed the sum of (A) the Initial Closing Purchase Price plus (B) all Subsequent Closing Consideration actually paid by Buyer to Company.

(e) The amount of any Losses payable in accordance with this Article 8 shall be calculated net of any third party insurance, indemnification or other proceeds that are actually recovered by the Indemnified Party under any insurance policy or other Contract or undertaking in connection with the facts giving rise to the right of indemnification (it being understood that an Indemnified Party shall not be obligated to obtain or maintain any type of insurance coverage or seek recovery under insurance policies with respect to any particular indemnifiable matter). The Indemnified Party shall promptly notify Indemnifying Party of its receipt of any such third party insurance, indemnification or other proceeds related to the facts and circumstances giving rise to the applicable claim for indemnification, and, if the Indemnified Party actually receives any such proceed after such indemnified Losses have been paid hereunder, then such Indemnified Party shall promptly reimburse the Indemnifying Party for the amount of such proceeds.

(f) Subject to Section 8.12, the indemnification pursuant to this Article 7 shall be the sole and exclusive remedy of Company Indemnified Parties and the Buyer Indemnified Parties for any breach of any representation, warranty, agreement or covenant of Buyer or Company contained herein, or otherwise in respect of the transactions contemplated by this Agreement or any of the Ancillary Agreements, except in the case of fraud on the part of Company or Buyer in connection with this Agreement or any of the Ancillary Agreements.

(g) Any inaccuracy in or breach of any representation or warranty, as well as the amount of Losses arising from a breach of any representation and warranty, shall be determined without regard to any materiality, Company Material Adverse Effect, Buyer Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(a) Buyer shall cause each Buyer Indemnified Party and Company shall cause each Company Indemnified Party to comply with the applicable provisions of and to abide by the applicable limitations set forth in, this Article 7.

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ARTICLE 8

GENERAL PROVISIONS

Section 8.1 No Public Announcement. Neither of Company nor Buyer shall, without the advance written approval of the other Party, make any press release or other public announcement concerning the transactions contemplated by this Agreement; provided, however, that the foregoing shall not preclude communications or disclosures (a) then necessary to implement the provisions of this Agreement, including by Buyer to its Limited Partners to the extent necessary to obtain their consent, if necessary, of funding for the transactions contemplated hereby, or (b) required by applicable Law, including under the Securities Act or the Exchange Act. Any press release or public announcement with respect to the Initial Closing or the consummation of the transactions contemplated herby shall be subject to the review and approval of both Buyer and Company, not to be unreasonably withheld or delayed.

Section 8.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally, sent by e-mail (and promptly after transmission, receipt of which has been confirmed by telephone by contacting the recipient at the applicable telephone number below or by reply e-mail from the recipient) or when delivered by registered or certified mail (postage prepaid, return receipt requested) or by an internationally recognized overnight courier service addressed as follows:

If to Company, to:

GlassBridge Enterprises, Inc.
18 East 50th Street, Floor 7
New York, New York 10022
Attention: Daniel Strauss
Telephone: (212) 220-3300
E-mail: dstrauss@glassbridge.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Lloyd Rothenberg
Telephone: (212) 407-4937
E-mail: lrothenberg@loeb.com

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If to Buyer, to:

Tacora Capital, LP
2505 Pecos Street
Austin, Texas 78703
Attention: Keri Findley
Telephone: 310-741-1070
E-mail: keri@tacoracap.com

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: Sheldon G. Nussbaum
Telephone: (212) 318-3254
E-mail: Sheldon.nussbaum@nortonrosefulbright.com

or to such other address as such Party may indicate by a notice delivered to each of the other Parties (in case of such a notice by Buyer) or to Buyer (in case of a notice by Company) in accordance herewith.

Section 8.3 Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party. It is expressly agreed that nothing in this Agreement nor any Ancillary Agreement, expressed or implied, shall be construed at any time to confer upon any Person other than the Parties and their respective heirs, successors and assigns permitted hereby, any legal or equitable right, remedy or claim under or by reason of this Agreement or any such Ancillary Agreement.

Section 8.4 Entire Agreement; Amendments. This Agreement and the documents delivered pursuant hereto (including the Ancillary Agreements) contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, Contracts, understandings or letters of intent between or among any of the Parties with respect thereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.

Section 8.5 Waivers; Remedies Cumulative. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. All rights and remedies of a Party, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

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Section 8.6 Schedule Supplements. Notwithstanding anything to the contrary in this Agreement, from time to time prior to and in connection with a Subsequent Closing, Company shall have the right (but not the obligation) to update the Disclosure Schedules with respect to the Bring-Down Representations for any matter arising or of which Company becomes aware after the Initial Closing (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty made in this Agreement as of the Initial Closing, including for purposes of the indemnification obligations contained in this Agreement; nor shall any such disclosure indicate or be deemed to indicate that any such representation or warranty was inaccurate as of the Initial Closing. If a Schedule Supplement discloses a matter that is materially adverse to Company and its Subsidiaries, taken as a whole, then Buyer shall have the right (but not the obligation), for a period of five (5) days after its receipt of such Schedule Supplement, to revoke its approval of the Approved Transaction that relates to the applicable Subsequent Closing and shall not be obligated to purchase any Remaining Securities with respect thereto.

Section 8.7 Expenses. Except as otherwise expressly set forth herein, each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, independent public accountants and other advisors. Notwithstanding the forgoing, at the Initial Closing, Company shall pay (a) the fees and expenses of Norton Rose Fulbright US LLP, as counsel for Buyer, in an amount not to exceed, in the aggregate, Two Hundred and Fifty Thousand Dollars ($250,000); and (b) Fifty Thousand ($50,000) to Buyer for reimbursement of legal fees previously paid to Norton Rose Fulbright US LLP, which amounts the Parties acknowledge and agree may be offset against the Initial Closing Purchase Price

Section 8.8 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable or the economic or legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to give effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 8.9 Execution in Counterparts. This Agreement may be executed and delivered (including by electronic signature or sent by email in portable document format (PDF)) in counterparts, each of which shall be considered an original instrument, but all of which shall be deemed to constitute one and the same agreement, which agreement shall become effective when one or more counterparts have been signed by each of the Parties and delivered to all of the other Parties, it being understood that all Parties need not sign the same counterpart.

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Section 8.10 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws (without regard to any conflicts of law provisions that would apply the laws of any other jurisdiction) of the State of New York. By the execution and delivery of this Agreement, each of Company and Buyer submit to the exclusive personal jurisdiction of any state or federal court in the county of New York in the State of New York in any Action arising out of or relating to this Agreement and the Ancillary Agreements. In any such Action, each Party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue of any such Action brought in such court and any claim that any such Action brought in such court has been brought in an inconvenient forum. Each Party also agrees that any final, non-appealable judgment against a Party in connection with any Action may be enforced in any court of competent jurisdiction, either within or outside the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Each Party agrees that any process or other paper to be served in connection with any Action under this Agreement shall, if delivered, sent or mailed in accordance with Section 8.2, constitute good, proper and sufficient service thereof.

Section 8.11 Waiver of Jury Trial. Buyer and Company hereby expressly waive any right to trial by jury in any dispute, whether sounding in Contract, tort or otherwise, between Buyer and Company arising out of or related to the transactions contemplated by this Agreement or any of the Ancillary Agreements, or any other instrument or document executed or delivered in connection herewith or therewith. Either Buyer or Company may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

Section 8.12 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement related to the transactions contemplated hereby were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that, notwithstanding anything to the contrary contained in this Agreement, each of the Parties shall be entitled to an injunction or injunctions and other equitable relief to prevent such breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, such remedy being in addition to any other remedy to which any Party may be entitled at law or in equity. Each of the Parties hereto hereby waives (a) the defense that a remedy at law would be adequate and (b) any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Purchase Agreement to be executed as of the day and year first above written.

Company:

GLASSBRIDGE ENTERPRISES, INC.

By:	/s/ Daniel Strauss
Name:	Daniel Strauss
Title:	Chief Executive Officer

Buyer:

TACORA CAPITAL, LP

By:	Tacora Capital GP, LLC, its general partner

By:	/s/ Keri Findley
Name:	Keri Findley
Title:	Authorized Signatory

[Signature page to Stock Purchase Agreement]

EXHIBIT A

DISCLOSURE SCHEDULES

EXHIBIT B

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF THE PREFERRED STOCK

EXHIBIT C

SERIES 1 RESTRICTED STOCK UNIT AWARD AGREEMENT

EXHIBIT D

SERIES 2 RESTRICTED STOCK UNIT AWARD AGREEMENT

EXHIBIT E

FORM OF EQUITY INCENTIVE PLAN

EXHIBIT F

FORM OF INDEMNIFICATION AGREEMENT